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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. _____)*

ORION HEALTHCORP, INC.
(Name of Issuer)
Class A Common Stock, par value $0.001 per share
(Title of Class of Securities)
68627W109
(CUSIP Number)
December 1, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Crossroads 1999 Series Direct Co-Investment Portfolio A, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	75-2865873

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,625,919

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,625,919

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,625,919

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.55%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[1]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Crossroads Corporate Investors II, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	75-2865858

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,625,919

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,625,919

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,625,919

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.55%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[2]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Crossroads Corporate Investors II GP, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	48-1269521

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,625,919

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,625,919

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,625,919

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.55%[3]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

[3]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Bradley K. Heppner

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		3,625,919

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,625,919

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,625,919

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.55%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

[4]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Crossroads Cornerstone Direct/Co-Investment Fund V, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	75-2812427

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,062,467

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,062,467

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,062,467

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.0%[5]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[5]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Crossroads Corporate Investors, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-0284685

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,062,467

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,062,467

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,062,467

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.0%[6]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[6]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Crossroads Corporate Investors GP, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-0284351

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,062,467

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,062,467

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,062,467

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.0%[7]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

[7]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Lehman Brothers Private Funds Investment Company GP, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	20-0281545

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,625,919

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,625,919

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,625,919

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.55%[8]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

[8]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

CUSIP No.	68627W109

1	NAMES OF REPORTING PERSONS: Lehman Brothers Holdings, Inc.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	13-3216325

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		3,625,919

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,625,919

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,625,919

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.55%[9]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC

[9]	Based on 102,059,570 shares of Class A Common Stock outstanding, as represented to Filing Parties by the Issuer.

SCHEDULE 13G

Item 1.	(a)	Name of Issuer:
Orion HealthCorp, Inc.,

	(b)	Address of Issuer’s Principal Executive Offices:
1805 Old Alabama Road, Suite 350, Roswell, Georgia 30076

Item 2.	(a)	Name of Person Filing:
Lehman Brothers Holdings, Inc.
Lehman Brothers Private Funds Investment Company GP, LLC
Crossroads Cornerstone Direct/Co-Investment Fund V, L.P.
Crossroads Corporate Investors, L.P.
Crossroads Corporate Investors GP, LLC

Bradley K. Heppner
Crossroads 1999 Series Direct Co-Investment Portfolio A, L.P.
Crossroads Corporate Investors II, L.P.
Crossroads Corporate Investors II GP, L.L.C.

(b)	Address of Principal Business Office or, if none, Residence:

Lehman Brothers Holdings, Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Private Funds Investment Company GP, LLC
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

Crossroads Cornerstone Direct/Co-Investment Fund V, L.P.
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

Crossroads Corporate Investors, L.P.
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

Crossroads Corporate Investors GP, LLC
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

Bradley K. Heppner
325 N. St. Paul Street, Suite 4850
Dallas, Texas 75201

Crossroads 1999 Series Direct Co-Investment Portfolio A, L.P.
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

Crossroads Corporate Investors II, L.P.
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

Crossroads Corporate Investors II GP, L.L.C.
325 N. St. Paul Street, Suite 4900
Dallas, Texas 75201

(c)	Citizenship or Place of Organization: Brad Heppner is a citizen of the United States. All of the other filing parties are organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:
Class A Common Stock, par value $0.001 per share

(e)	CUSIP Number:
68627W109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3I(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number of percentage of the class of securities of the issuer identified in Item 1.

Crossroads 1999 Series Direct Co-Investment Portfolio A, L.P. owns 3,625,919 shares of the Class A Common Stock of the Issuer.

Crossroads Cornerstone Direct/Co-Investment Fund V, L.P. owns 3,062,467 shares of the Class A Common Stock of the Issuer.

	(a)	Amount Beneficially Owned:

See Item 9 of Cover Page

	(b)	Percent of Class:

See Item 11 of Cover Page

	(c)	Number of Shares as to Which Such Person Has:

	(i)	Sole Power to Vote or Direct the Vote
	(ii)	Shared Power to Vote or Direct the Vote:
	(iii)	Sole Power to Dispose or to Direct the Disposition of:
	(iv)	Shared Power to Dispose or to Direct the Disposition of:

See Items 5-8 of Cover Page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Crossroads Cornerstone Direct/Co-Investment Fund V, L.P. (“Crossroads Cornerstone V”) owns 3,062,467 shares of the Class A Common Stock of the Issuer. Crossroads Corporate Investors, L.P. (“CCI”) is the general partner of Crossroads Cornerstone V, and Crossroads Corporate Investors GP, L.L.C. (“CCI GP”) is the general partner of CCI. Lehman Brothers Private Funds Investment Company GP, LLC (“LB Private Funds GP”) is the sole member of CCI GP, and Lehman Brothers Holdings, Inc. (“Holdings”) is the sole member of LB Private Funds GP. Under the rules and regulations of the Securities and Exchange Commission all of CCI, CCI GP, LB Private Funds GP and Holdings may be deemed to be beneficial owners of the shares of the Class A Common Stock owned by Crossroads Cornerstone V.

Crossroads 1999 Series Direct Co-Investment Portfolio A, L.P. (“Crossroads 1999”) owns 3,625,919 shares of the Class A Common Stock of the Issuer. Crossroads Corporate Investors II, L.P. (“CCI II”) is the general partner of Crossroads 1999, and Crossroads Corporate Investors II GP, L.L.C. (“CCI II GP”) is the general partner of CCI II. Mr. Heppner is the sole member and manager of CCI II GP. Under the rules and regulations of the Securities and Exchange Commission all of CCI II, CCI II GP and Mr. Heppner may be deemed to be beneficial owners of the shares of the Class A Common Stock owned by Crossroads 1999.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable. See Exhibit B.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

(a)	☐	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	☑	By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: December 12, 2006

CROSSROADS 1999 SERIES DIRECT CO-INVESTMENT PORTFOLIO A, L.P.

By:	Crossroads Corporate Investors II, L.P. the general partner

By:	Crossroads Corporate Investors II GP, L.L.C., the general partner

By:	/s/ Brad K. Heppner
Brad K. Heppner, Manager

CROSSROADS CORPORATE INVESTORS II, L.P.

By:	Crossroads Corporate Investors II GP, L.L.C.,
the general partner

By:	/s/ Brad K. Heppner
Brad K. Heppner, Manager

CROSSROADS CORPORATE INVESTORS II GP, L.L.C.

By:	/s/ Brad K. Heppner
Brad K. Heppner, Manager

LEHMAN BROTHERS HOLDINGS INC

By:	/s/ Barrett S. DiPaolo
Barrett S. DiPaolo, Vice President

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY GP, LLC

By:	/s/ Scott Christiansen
Scott Christiansen, Vice President

BRADLEY K. HEPPNER

/s/ Bradley K. Heppner
Bradley K. Heppner

CROSSROADS CORNERSTONE DIRECT/CO-INVESTMENT FUND V, L.P.

By:	Lehman Crossroads Corporate Investors, LP the general partner

By:	Lehman Crossroads Corporate Investors GP, LLC, the general partner

By:	/s/ Scott Christiansen
Scott Christiansen, Vice President

CROSSROADS CORPORATE INVESTORS, L.P.

By:	Lehman Crossroads Corporate Investors GP, LLC,
the general partner

By:	/s/ Scott Christiansen
Scott Christiansen, Vice President

CROSSROADS CORPORATE INVESTORS GP, LLC

By:	/s/ Scott Christiansen
Scott Christiansen, Vice President